UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 25, 2007 (September 19, 2007)
QUANTA SERVICES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13831 (Commission File No.)	74-2851603 (IRS Employer Identification No.)
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(Address of principal executive offices, including ZIP code)
(713) 629-7600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Second Amendment to Amended and Restated Credit Agreement.
     Effective September 19, 2007, Quanta Services, Inc., a Delaware corporation (the “Company”), entered into the Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”), which amended that certain Amended and Restated Credit Agreement, dated as of June 12, 2006, as amended by the First Amendment to Amended and Restated Credit Agreement dated August 30, 2007, by and among Quanta Services, Inc., as Borrower, the subsidiaries of Quanta Services, Inc. identified therein, as Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders party thereto (the “Credit Agreement”). The Credit Agreement, as amended by the Second Amendment (the “Amended Credit Agreement”), increased the Company’s senior secured revolving credit facility from $300 million to $475 million and extended the maturity date from June 12, 2011 to September 19, 2012. The Second Amendment also provided for additional types and amounts of (i) permitted liens and other encumbrances on the Company’s assets, (ii) permitted indebtedness, (iii) permitted investments and other similar payments and (iv) exceptions to certain other restrictions. Additionally, the Second Amendment removed the minimum consolidated net worth covenant and adjusted the interest rates for borrowings under the Amended Credit Agreement.
     Amounts borrowed under the Amended Credit Agreement bear interest, at the Company’s option, at a rate equal to either (a) the Eurodollar Rate (as defined in the Amended Credit Agreement) plus 0.875% to 1.75%, as determined by the ratio of the Company’s total funded debt to consolidated EBITDA (as defined in the Amended Credit Agreement), or (b) the base rate (as described below) plus 0.00% to 0.75%, as determined by the ratio of the Company’s total funded debt to consolidated EBITDA. Letters of credit issued under the Amended Credit Agreement are subject to a letter of credit fee of 0.875% to 1.75%, based on the ratio of the Company’s total funded debt to consolidated EBITDA. The Company is also subject to a commitment fee of 0.15% to 0.35%, based on the ratio of its total funded debt to consolidated EBITDA, on any unused availability under the Amended Credit Agreement. The base rate equals the higher of (i) the Federal Funds Rate (as defined in the Amended Credit Agreement) plus 1/2 of 1% and (ii) Bank of America’s prime rate.
     The Second Amendment adjusted the limit on the payment of dividends and stock repurchase programs in any fiscal year to an annual aggregate amount of up to 10% of the Company’s consolidated net worth as of September 30, 2007 plus the amount of non-cash charges for each of the Company’s fiscal quarters ending after September 19, 2007 and 50% of the Company’s consolidated net income for each of the Company’s fiscal quarters ending after September 19, 2007, so long as, after giving effect to any payment of dividends or stock repurchase program, the ratio of the Company’s total funded debt to consolidated EBITDA is less than 2.5 to 1.0. Additionally, in connection with a potential conversion of the Company’s 2003 Convertible Subordinated Debentures, the Second Amendment allows the Company to make payments for stock repurchases in an aggregate amount not to exceed $270 million.

     As of September 20, 2007, the Company had approximately $171.1 million of letters of credit issued under the Amended Credit Agreement and no outstanding revolving loans. The remaining $303.9 million was available for revolving loans or issuing new letters of credit.
     Banc of America Securities LLC, which acted as sole and exclusive lead arranger and sole and exclusive book manager for the Second Amendment, and some of the other lenders under the Amended Credit Agreement and their respective affiliates, have provided financial advisory and investment banking services to the Company and its subsidiaries for which they have received customary fees.
     The description of the Second Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Second Amendment, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.
     If an Event of Default (as defined in the Amended Credit Agreement) occurs and is continuing, on the terms and subject to the conditions set forth in the Amended Credit Agreement, amounts outstanding under the Amended Credit Agreement may be accelerated and may become or be declared immediately due and payable.
Item 8.01 Other Events.
     On September 20, 2007, The Company issued a press release announcing an amendment to its senior secured revolving credit facility. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Exhibit
10.1
Second Amendment to Amended and Restated Credit Agreement, dated as of September 19, 2007, among Quanta Services, Inc., as Borrower, the subsidiaries of Quanta Services, Inc. identified therein, as Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders party thereto.

99.1	Press Release of Quanta Services, Inc. dated September 20, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 24, 2007

QUANTA SERVICES, INC.
By:	/s/ TANA L. POOL
	Name:	Tana L. Pool
	Title:	Vice President and General Counsel

Exhibit Index

Exhibit No.	Exhibit
10.1
Second Amendment to Amended and Restated Credit Agreement, dated as of September 19, 2007, among Quanta Services, Inc., as Borrower, the subsidiaries of Quanta Services, Inc. identified therein, as Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders party thereto.

99.1	Press Release of Quanta Services, Inc. dated September 20, 2007